Exhibit 21.1

CN ENERGY GROUP. INC.

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
CLEAN ENERGY HOLDINGS LIMITED	Hong Kong

Zhejiang CN Energy Technology Development Co., Ltd.	People’s Republic of China

Manzhouli CN Energy Industrial Co., Ltd.	People’s Republic of China

Manzhouli CN Energy Technology Co., Ltd.	People’s Republic of China

CN Energy Industrial Development Co., Ltd.	People’s Republic of China

Hangzhou Forasen Technology Co., Ltd.	People’s Republic of China

Greater Khingan Range Forasen Energy Technology Co., Ltd.	People’s Republic of China

Manzhouli Zhongxing Energy Technology Co., Ltd.	People’s Republic of China

Zhejiang CN Energy New Material Co., Ltd.	People’s Republic of China